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                                                                 EXHIBIT 10.19

THIS AGREEMENT IS SUBJECT TO ARBITRATION AS PROVIDED IN SECTIONS 6(H) AND 13 HEREOF

                              EMPLOYMENT AGREEMENT

      Agreement dated as of January 1, 1997, between J.J. O'Neill, an individual residing at 5036 Radbrook, Dallas, Texas ("Executive"), and Onex Food Services, Inc., a Delaware corporation, having principal offices in Arlington, Texas ("Corporation").

      Corporation hereby employs Executive, and Executive accepts employment by Corporation, upon the terms and subject to the conditions of this Agreement and, accordingly, Executive and Corporation agree as follows:

      1. Definitions. In this Agreement (including this Section) the following terms shall have the following meanings:

            A. "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise;

            B. "Basic Salary" shall mean a salary at the annual rate of $250,000;

            C. "Director's Fee" shall mean an annual payment of $60,000;

            D. "Employment Year" shall mean a twelve-month period commencing on the 1st day of January and ending on the 31st day of December next following; provided that if Executive's employment is terminated prior to the end of a calendar year, the last Employment Year shall be the period commencing on January 1st of such year and concluding on the date of termination;

            E. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other entity; and

            F. "Subsidiary" shall mean, with respect to any Person ("Owner"), any Person of which securities or other interests having the power to elect a majority of that Person's Board of Directors or similar governing body (other than securities or interests having that power only upon the happening of a contingency that has not occurred) or otherwise direct the management of such Person are held by Owner or one or more of its Subsidiaries.


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      2. Duties of Executive. Executive shall, during the term of his employment under this Agreement, serve Corporation in the capacity of Chairman or Chief Executive Officer with such duties as may from time to time be assigned to him by the Board of Directors of Corporation; however, Executive shall not be required to perform duties (i) other than those which are customarily and ordinarily performed by executives in similar capacities of corporations similar to Corporation or (ii) which are materially different in nature or scope from those previously performed by Executive for Corporation prior to the execution hereof. It is intended that Executive will be elected and serve as a member of the Board of Directors of Corporation while he is employed hereunder. Executive shall, during the term of his employment under this Agreement, serve in such positions with Subsidiaries and Affiliates of Corporation as the Board of Directors of Corporation may from time to time reasonably request. It is the intention of the parties hereto to use and employ the abilities of Executive in the most mutually advantageous fashion.

      3. Term. The term of Executive's employment under this Agreement shall commence on January 1, 1997 and expire on January 31, 1999, unless earlier terminated pursuant to the provisions of Section 9, 10 or 12 hereof.

      4. Time Required to Devote to Duties and Place of Employment. Executive shall devote reasonable and substantial efforts, although not full business time, to the performance of the Executive's duties and the advancement of the business and affairs of Corporation, including, if applicable, its Subsidiaries and/or Affiliates to which Executive may have been assigned under Section 2 hereof. Executive shall well and faithfully serve Corporation, including such applicable Subsidiaries and/or Affiliates, during the continuance of his employment hereunder and use his best efforts to promote the interests and welfare thereof. Notwithstanding the foregoing, Executive may participate in community affairs and passive investment activities, so long as such activities do not interfere with the due performance of his duties hereunder. Executive's place of employment shall be the Dallas/Fort Worth, Texas, area or, with his concurrence, such other area in which the Board of Directors of Corporation may determine to locate the principal executive offices of Corporation. Executive shall not be required to relocate or establish a place of employment outside of the areas contemplated by the preceding sentence.

      5.    Remuneration.

            A. In consideration of the services to be provided by him hereunder, Executive shall, during the term of his employment hereunder, be paid the Basic Salary in respect of each Employment Year or portion thereof in equal semi-monthly installments in arrears.

            B. Should Executive's employment hereunder be terminated on a day other than a day when a semi-monthly installment of salary is payable to Executive, the amount payable to Executive on the date of termination shall be the remainder of the semi-monthly installment that would otherwise be payable to him in accordance with the terms of this Section 5 as if his employment hereunder had been continued through the whole of


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      such semi-monthly employment period, together with any other monies payable pursuant to this Agreement.

            C. Director's Fee payable immediately following the first meeting of the Board of Directors of Corporation in each year other than 1999.

      6. Additional Matters. During the term of his employment hereunder, Executive shall be entitled to:

            A. All benefits and coverages provided by hospital, medical, dental, group life, short and long-term disability coverage and retirement plan benefits and coverages currently and from time to time made available to employees and executives of Corporation under its executive employees' benefit program; provided, however, that in no event shall any of such benefits or coverages be modified so as to provide reduced levels of benefits or coverages or otherwise be less advantageous to Executive than were afforded to executive employees of Corporation in January 1996, unless the Board of Directors of Corporation determines in its discretion that it is in the best interests of Corporation to reduce such benefits or coverages for senior executives of Corporation generally.

            B. All vacation sick leave and other benefits in accordance with Corporation's policies currently and from time to time in effect for its executive employees (including without limitation split-dollar life insurance); provided, however, that such benefits or programs shall not be less advantageous than those afforded or provided by Corporation to its executive employees in January 1996, unless the Board of Directors of Corporation determines in its discretion that it is in the best interests of Corporation to reduce such benefits or programs for senior executives of Corporation generally.

            C. A perquisites allowance at the annual rate of $30,000 to cover such items as an automobile allowance, country club membership, etc.

            D. Receive advances, or be reimbursed on a timely basis, for all travel, entertainment and other out-of-pocket expenses, actually and reasonably incurred by him in connection with the performance of his duties hereunder and for which reasonable supporting documentation is furnished to Corporation.

            E. If Corporation has in effect, as of the date hereof or thereafter during the term hereof, a plan or program for the deferral of sums payable to Executive hereunder, an opportunity to participate therein.

            F. All benefits of a Participant in Corporation's Supplemental Executive Retirement Plan and any and all successor plans (the "SERP"). Corporation agrees to


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      purchase annuities as a means of further securing and paying benefits pursuant to the SERP.

            G. In the event that Executive becomes disabled during the term of this Agreement (or any extension or renewal hereof) Corporation shall continue to pay Executive his full Basic Salary until the earliest to occur of (i) the cessation of such disability; (ii) Executive's becoming entitled to an unreduced Normal Retirement Pension under Corporation's Defined Benefit Pension Plan; (iii) the Executive's death; or (iv) January 31, 1999; provided, however, that if disability benefits would otherwise cease under the foregoing clauses (ii) or (iii), such benefits shall continue until a date which is at least one year from the date of disability, or most recent disability, if that date is later. The amount payable to the Executive shall be offset on a prospective basis by (i) the amount of any proceeds received by Executive from any disability income program (whether or not insured) maintained by Corporation or any Affiliate, (ii) the amount of any disability payment under the U.S. Social Security Disability Insurance Program; (iii) any amounts payable on account of disability under any retirement program sponsored by Corporation or any Affiliate, including any amounts payable under the SERP, exclusive, however, of any benefits resulting from a salary deferral or similar arrangement; and (iv) any amount of remuneration received by Executive from gainful employment, other than employment approved by Executive's physician for therapy or rehabilitation. For purposes of this paragraph H, Executive shall be deemed disabled if he suffers a physical, mental or emotional injury, illness or disorder which renders him unable to perform substantially all of his usual and customary duties for Corporation with the degree of decorum and dignity normally associated with employment in a similar capacity. In the event that there is a disagreement between Corporation and Executive concerning the existence of a disability, such disagreement shall be resolved by the majority opinion of three physicians, one of whom shall be appointed by Corporation, one of whom shall be appointed by the Executive, and one of whom shall be appointed by each of the two foregoing physicians. Executive's Basic Salary shall be continued until such time as a determination is made on the issue of disability, but not after the date on which such payments would terminate pursuant to the first sentence of this Section 6(G).

      7. Equity Participation. In connection with Executive's employment pursuant hereto, Executive has purchased shares of the common stock of Corporation. Executive acknowledges and agrees that (i) his purchase of those shares shall not entitle him to continued employment by Corporation or affect Corporation's rights to terminate his employment and (ii) his investment in those shares shall not be taken into account in determining the damages, if any, which he would be entitled to recover upon Corporation's termination of his employment in contravention of, or upon any other breach of, this Agreement.

      8. Confidential Information. Executive acknowledges that, in the course of performing and fulfilling his duties hereunder he may have access to and may be entrusted with confidential information concerning the present and contemplated activities of, the techniques and modes of business operations evolved and used or to be evolved and used by Corporation, its


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Subsidiaries and Affiliates and their respective customers and clients, which information is not generally known in the industry in which Corporation does business, the disclosure of any of which confidential information to competitors of Corporation, its Subsidiaries or Affiliates or to other Persons would be highly detrimental to the interests of Corporation, its Subsidiaries and Affiliates. Executive further acknowledges and agrees that the right to maintain confidential such information constitutes a proprietary right which Corporation, its Subsidiaries and Affiliates are entitled to protect. Accordingly, Executive covenants and agrees with Corporation and with each Subsidiary and Affiliate of Corporation that (i) he will not during the continuance of his employment under this Agreement disclose any of such confidential information to any Person, nor shall he use the same, except as required in the normal course of his employment hereunder, and (ii) after the termination or expiration of his employment under this Agreement, he will not disclose or make any use of any of such information without the consent of Corporation; provided, however, that Corporation acknowledges and agrees that Executive shall not be prohibited by this Section from using the personal skills and know-how developed by Executive prior to the execution of this Agreement and during the term hereof and acknowledges and agrees that, subject to the provisions of Section 11 hereof, Executive may pursue a career and earn his livelihood through the use of such skills and know-how he has obtained (but not any confidential information, systems or techniques of Corporation) before and during his employment hereunder after the termination or expiration of this Agreement without the express consent of, or any liability to, Corporation. Executive acknowledges and agrees that in the event of any actual or threatened violation of the provisions of this Section 8 or of Section 11 hereof, Corporation and/or any Subsidiary or Affiliate may commence proceedings in any court of competent jurisdiction for, and shall be entitled to obtain, preliminary and permanent injunctive relief or other appropriate equitable remedies (without any bond or other security being required) and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be in addition to any other rights or remedies to which such Person may be entitled at law.

      9. Termination of Agreement by Corporation for Cause. This Agreement shall not be terminable by Corporation prior to the expiration of the term hereof except for good cause or as contemplated by Section 12 hereof. As used herein, "good cause" shall be limited to the following:

            A. Executive's repeated unavailability or refusal to devote the time required for the performance of his duties as described in Section 2 hereof;

            B. Executive's intentional and repeated refusal to follow instructions of the Board of Directors of Corporation (provided such instructions are made in good faith, are not arbitrary or capricious and do not require Executive to subject himself to criminal liability or material civil liability against which he is not indemnified by Corporation) (Corporation acknowledges that "intentional and repeated" connotes reasonable notice to Executive after one or more instances of refusal and prior to any further instances which, together with earlier ones, are relied on by Corporation for termination under this paragraph
      9B);


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            C. Intentional misrepresentation or unlawful conduct by Executive in the discharge of his responsibilities;

            D. Executive's intentional disclosure to third parties of any material confidential business information (as described in Section 8 hereof) without Corporation's consent; or

            E. Theft of or fraud by Executive involving property of Corporation or any of its Subsidiaries or Affiliates, conviction of Executive of a felony, criminal offense or other action by Executive involving moral turpitude which brings the Corporation into public disrepute.

      Corporation recognizes that one of the principal benefits to it of the employment of Executive hereunder will be the benefit of Executive's best independent judgment in connection with his area of responsibility. Accordingly, notwithstanding anything to the contrary herein, good cause for termination of Executive hereunder shall not include Executive's exercising his right to articulate to Corporation's Board of Directors his views as to Corporation's plans or policies, so long as he carries out the instructions of the Board of Directors of Corporation.

      Prior to terminating Executive's employment pursuant to paragraph 9A hereof, Corporation shall advise Executive in writing of the non-performance that permits such termination and Executive shall have a period of 30 days after such notice is given within which to cure such claimed non-performance and Corporation may not terminate his employment hereunder pursuant to paragraph 9A hereof unless such non-performance is not cured during that period. However, if the procedure contemplated by the preceding sentence is followed twice during the term of this Agreement, the preceding sentence shall not apply thereafter.

      10. Death of Executive. This Agreement shall terminate upon the death of Executive.

      11. Covenant Not to Compete. Executive covenants and agrees with Corporation that he will not (without the prior written consent of Corporation) at any time:

            A. during the term of his engagement hereunder,

            B. during the period with respect to which he is actually receiving payments pursuant to Section 12 hereof (or could have been so entitled but for the last sentence of Section 12 hereof),

            C. during the two-year period following the termination of Executive's employment (i) by Corporation for good cause or (ii) by Executive other than as permitted by the second sentence of Section 12 hereof, or

            D. until 18 months after the expiration of the term contemplated by
      Section 3 hereof


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either individually or in partnership or in conjunction with any Person or
Persons, as principal, agent, shareholder, guarantor, creditor, employee or in any other manner whatsoever, carry on or be engaged in or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used by any Person engaged in or concerned with or interested in any business carried on, within the United States or any country anywhere in the world in which Corporation or any of its Subsidiaries or Affiliates (or LSG Lufthansa Service GmbH) carries on business (whether directly or through a joint venture or similar arrangement), which competes with the products manufactured and sold or services provided by Corporation or any of its Subsidiaries or Affiliates (or LSG Lufthansa Service GmbH) .

      12. Rights and Remedies of Executive. Should Corporation violate or fail to perform any material provision hereof, Executive shall have the right and option, upon written notice to Corporation, to terminate his employment under this Agreement. In the event of (i) a termination of Executive's employment by Corporation other than for good cause, or (ii) a termination of Executive's employment by Executive by reason of a material violation or failure of Corporation to perform any material provision hereof, Executive shall be entitled to receive, as the exclusive remedy for such termination, violation or failure, payment of the then Basic Salary in accordance with Section 5 hereof (payable when and as such payments would have become due in accordance with such Section) for a period beginning on the date of termination and ending on January 31, 1999, reduced by any salary or other compensation for services actually earned by Executive from any source during such period (excluding income from passive investments). It is understood, however, that Executive shall have no obligation to seek other employment during such period. In the event of any violation of Section 8 or Section 11 hereof, Executive shall cease to be entitled to any payments pursuant to this Section 12 (no limitation on any other remedies available to Corporation being intended).

      13. Arbitration. Except as contemplated by the last sentence of Section 8 hereof, any dispute between the parties hereto, whether arising during the period of this Agreement or at any time thereafter which relates to the validity, construction, meaning, performance or effect of this Agreement or the rights and obligations of the parties hereto shall be determined pursuant to the commercial arbitration rules of the American Arbitration Association in Dallas, Texas. The decision of the arbitrators pursuant to such procedures shall be final and binding upon the parties and shall not be subject to appeal. The decision of the arbitrators with respect to a disputed claim that this Agreement was terminated for good cause shall be binding upon the parties hereto for the purposes of determining whether the Executive was terminated "with cause" within the meaning of Section 2.3 of the Management Shareholders Agreement dated May 29, 1986 to which Corporation and Executive are parties, but shall not be binding with respect to, and shall have no effect on the determination of, any dispute under any other agreement between the parties.

      14. Assignment. Neither this Agreement nor the parties' obligations hereunder are assignable; provided, however, that in the event that all or substantially all of the assets and liabilities of Corporation are transferred to another Person at any time during the term of this Agreement, this Agreement shall be deemed assigned to such Person, and Executive shall


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continue to be bound by the provisions hereof provided that such assignee shall assume and agree to perform all obligations of Corporation expressed herein. No such assignment shall release Corporation from its obligations to Executive under this Agreement, and Corporation shall remain liable hereunder notwithstanding such assignment.

      15. Notices. All notices which may or are required to be given pursuant to this Agreement shall be in writing and shall be served properly if personally delivered or mailed by registered mail, postage prepaid, addressed as follows:

      Corporation:

            c/o SC International Services, Inc.
            524 East Lamar Boulevard
            Arlington, Texas 76011
            Attention: Chief Financial and Administrative Officer

      with a copy to:

            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York  10022
            Attention:  Joel I. Greenberg, Esq.

      Executive:

            J. J. O'Neill
            5036 Radbrook
            Dallas, Texas  75220

or to such other address or addresses as any such party may from time to time designate by notice in writing to the others. The date of receipt of any such notice shall be the date of delivery, if the notice is personally served or, if mailed, on the third business day next following the date of mailing.

      16. Entire Agreement. This Agreement (together with all benefit or plan documents referred to herein) constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and agreements, written or oral. This Agreement may not be amended except in writing executed by the parties hereto. In the event of an inconsistency between the provisions of this Agreement and any benefit or plan document referred to herein, the provision conferring the greater benefit upon Executive shall control.



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      17. Indemnification. The certificate of incorporation or by-laws of
Corporation shall provide for indemnification of Executive to the full extent provided by Section 145 of the Delaware General Corporation Law.

      18. Further Assurance. Each of the parties hereto shall do or cause to be made, done and executed, all such further and other things, acts, deeds, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intended purpose of this Agreement fully and effectually.

      19. Construction. Where the singular or masculine are used in this Agreement, the same shall be construed as being the plural or feminine or neuter and vice versa, where the context so requires or permits.

      20. Headings. The headings of the Sections of this Agreement are inserted for purposes of convenience of reference only and shall not affect the construction or meaning of any provision of this Agreement.

      21. Severability. If any covenant or provision herein is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or the remaining part or parts thereof.

      22. Good Faith. The parties agree to conduct themselves in good faith and deal fairly with each other in the employment relationship created by this Agreement and to refrain from action which injures either party's right to receive the benefits hereof.

      23. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

      24. Attorneys' Fees and Disbursements. Corporation agrees to pay reasonable attorneys' fees (and disbursements) incurred by Executive in connection with the preparation and execution of this Agreement, in an amount not exceeding $750.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    /s/ J. J. O'Neill
                                    ----------------------------
                                    J. J. O'Neill


                                    ONEX FOOD SERVICES, INC.


                                    By: /s/ Patrick W. Tolbert
                                        ----------------------


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